Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 Fiscal 2016 Third Quarter Financial Results

HARRISBURG, PA – December 7, 2016 (GLOBE NEWSWIRE) – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (“Ollie’s” or the “Company”) today announced financial results for the third quarter ended October 29, 2016.

Third Quarter Summary:

•	Total net sales increased 15.7% to $202.0 million;

•	Comparable store sales increased 1.8%;

•	The Company opened 16 new stores during the quarter and ended the quarter with a total of 232 stores in 19 states, an increase of 16.0% year over year;

•	Operating income increased 33.8% to $18.6 million;

•	Net income increased 54.7% to $10.5 million and Net income per diluted share increased 54.5% to $0.17;

•	Adjusted net income(1) increased 60.0% to $10.8 million and Adjusted net income per diluted share(1) increased 54.5% to $0.17; and

•	Adjusted EBITDA(1) increased 34.0% to $23.6 million.

Mark Butler, Chairman, President and Chief Executive Officer, stated, “We are pleased with our strong third quarter results and the continued momentum of our business. It’s been over a year since we laid out our long-term growth targets with our initial public offering, and we continue to deliver against those objectives. We are opening stores in the mid-teens rate, growing comparable store sales, leveraging expenses, growing net income greater than 20%, building deeper vendor relationships, and gaining greater access to product. We know how to drive bottom line results through a balanced approach and consistent execution of our business model, and we have been doing it for the past 34 years. We think our strong third quarter results demonstrate this ability.”

(1)
Adjusted operating income, Adjusted net income, Adjusted net income per diluted share, EBITDA, and Adjusted EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Third Quarter Results

Net sales increased 15.7% to $202.0 million in the third quarter of fiscal 2016 from $174.6 million in the third quarter of fiscal 2015. The increase in net sales was driven by a 1.8% increase in comparable store sales and increased store count compared to the third quarter of fiscal 2015. The Company opened 16 stores in the third quarter and ended the quarter with 232 stores compared to 200 stores at the end of the third quarter in fiscal 2015.

Gross profit increased 20.4% to $84.2 million in the third quarter of fiscal 2016 from $69.9 million in the third quarter of fiscal 2015 and gross margin increased 160 basis points to 41.7% from 40.1% in the same respective periods. The gross margin increase was due to lower transportation and distribution costs as a percent of net sales.

Operating income increased 33.8% to $18.6 million in the third quarter of fiscal 2016 from $13.9 million in the third quarter of fiscal 2015. As a percent of net sales, operating income increased 120 basis points to 9.2% in the third quarter of fiscal 2016.  Included in operating income in the third quarter of fiscal 2016 are $586,000 of transaction related expenses incurred primarily in connection with the Company’s secondary stock offering on September 6, 2016. Excluding these transaction related expenses, Adjusted operating income(1) increased 38.0% to $19.2 million in the third quarter of fiscal 2016 from $13.9 million in the third quarter of 2015, and as a percent of net sales, Adjusted operating income increased 150 basis points to 9.5% in the third quarter of fiscal 2016.

Net income increased 54.7% to $10.5 million, or $0.17 per diluted share in the third quarter of fiscal 2016 from $6.8 million, or $0.11 per diluted share, in the third quarter of fiscal 2015. Excluding the transaction related expenses described above, net of taxes, Adjusted net income (1) increased 60.0% to $10.8 million, or $0.17 per diluted share, in the third quarter of fiscal 2016 from $6.8 million, or $0.11 per diluted share, in the third quarter of fiscal 2015.

Adjusted EBITDA(1) increased 34.0% to $23.6 million, or 11.7% of net sales, in the third quarter of fiscal 2016 from $17.6 million, or 10.1% of net sales, in the third quarter of fiscal 2015. Adjusted EBITDA excludes non-cash stock based compensation expense, non-cash purchase accounting items and transaction related expenses.

Balance Sheet and Cash Flow Highlights

The Company's cash balance as of the end of third quarter of fiscal 2016 was $36.0 million compared to $4.0 million at the end of third quarter fiscal 2015.  The Company had no borrowings under its $100.0 million revolving credit and $98.3 million of availability under the facility at the end of the third quarter of fiscal 2016.  The Company ended the third quarter of fiscal 2016 with total debt of $196.3 million compared to $232.0 million at the end of the third quarter of fiscal 2015.

Inventory at the end of the third quarter of fiscal 2016 increased 13.3% to $240.8 million compared to $212.6 million at the end the third quarter of fiscal 2015, due primarily to new store growth.

Capital expenditures for the third quarter of fiscal 2016 totaled $4.3 million compared to $4.9 million for the third quarter of fiscal 2015.

(1)
Adjusted operating income, Adjusted net income, Adjusted net income per diluted share, EBITDA, and Adjusted EBITDA are not measures recognized under generally accepted accounting principles (“GAAP”). Please see the reconciliation of GAAP to non-GAAP tables included later in this release.

Outlook

Ollie’s currently estimates the following results for the fiscal year ending January 28, 2017:

•	Total net sales of $882 million to $885 million;

•	Comparable store sales growth of 2.5% to 3.0%;

•	The opening of 31 new stores and no planned closures;

•	Operating income of $100 million to $101 million;

•	Net income per diluted share of $0.91 to $0.92;

•	Excluding transaction expenses, Adjusted net income per diluted share(2) of $0.92 to $0.93;

•	Estimated weighted diluted average shares outstanding of approximately 62.5 million; and

•	Capital expenditures of $17.0 million to $18.0 million.

Conference Call Information

A conference call to discuss the fiscal 2016 third quarter financial results is scheduled for today, December 7, 2016, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #23161803. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations Web site for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, books and stationery, bed and bath, floor coverings, toys, hardware and other categories.  We currently operate 234 store locations in 19 states across the Eastern portion of the United States. For more information, visit www.ollies.us.

(2)
Adjusted net income per diluted share is not a measure recognized under GAAP.  For a definition of Adjusted net income per diluted share, please see the disclosures related to the reconciliation of GAAP to non-GAAP tables elsewhere in this release. The $0.01 per diluted share difference between the guidance ranges for Net income per diluted share and Adjusted net income per diluted share reflects the transaction related expenses already incurred and reported for the thirty-nine weeks ended October 29, 2016.  The Company cannot predict future transaction related estimates without unreasonable effort and therefore excludes any such estimates from its Outlook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, industry outlook, our fiscal 2016 business outlook and financial guidance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: our failure to adequately manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; our ability to manage our inventory balances; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the loss of, or disruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; our inability to successfully implement our marketing, advertising and promotional efforts; the seasonal nature of our business; the risks associated with doing business with international manufacturers; changes in government regulations, procedures and requirements; and our ability to service our indebtedness and to comply with our financial covenants and our ability to comply with enhanced disclosure and other requirements when we cease to be an emerging growth company together with the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
John Rouleau
ICR
203-682-8200
John.Rouleau@icrinc.com

Media Contact:
Dan Haines
Vice President – Marketing & Advertising
717-657-2300
dhaines@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Condensed consolidated statements of income data:
Net sales	$201,985	$174,565	$606,960	$518,968
Cost of sales	117,795	104,641	359,941	314,943
Gross profit	84,190	69,924	247,019	204,025
Selling, general and administrative expenses	60,522	51,796	173,068	147,242
Depreciation and amortization expenses	2,142	1,810	6,188	5,265
Pre-opening expenses	2,879	2,380	6,152	5,252
Operating income	18,647	13,938	61,611	46,266
Interest expense, net	1,405	3,289	4,540	12,286
Loss on extinguishment of debt	-	-	-	2,351
Income before income taxes	17,242	10,649	57,071	31,629
Income tax expense	6,781	3,887	21,727	11,854
Net income	$10,461	$6,762	$35,344	$19,775
Earnings per common share:
Basic	$0.17	$0.12	$0.59	$0.38
Diluted	$0.17	$0.11	$0.57	$0.37
Weighted average common shares outstanding:
Basic	60,301	58,478	60,005	52,259
Diluted	62,515	60,704	62,247	54,102
Percentage of net sales (1):
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	58.3	59.9	59.3	60.7
Gross profit	41.7	40.1	40.7	39.3
Selling, general and administrative expenses	30.0	29.7	28.5	28.4
Depreciation and amortization expenses	1.1	1.0	1.0	1.0
Pre-opening expenses	1.4	1.4	1.0	1.0
Operating income	9.2	8.0	10.2	8.9
Interest expense, net	0.7	1.9	0.7	2.4
Loss on extinguishment of debt	—	—	—	0.5
Income before income taxes	8.5	6.1	9.4	6.1
Income tax expense	3.4	2.2	3.6	2.3
Net income	5.2%	3.9%	5.8%	3.8%

(1)	Components may not add to totals due to rounding

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	October 29, 2016	October 31, 2015
Current assets:
Cash and cash equivalents	$35,961	$3,960
Inventories	240,767	212,581
Accounts receivable	283	418
Deferred income taxes	-	4,559
Prepaid expenses and other assets	5,363	6,771
Total current assets	282,374	228,289
Property and equipment, net	46,890	38,726
Goodwill	444,850	444,850
Trade name and other intangible assets, net	233,070	233,291
Other assets	2,400	2,175
Total assets	$1,009,584	$947,331
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$5,091	$3,367
Accounts payable	58,011	50,995
Accrued expenses	43,211	31,321
Total current liabilities	106,313	85,683
Revolving credit facility	-	18,054
Long-term debt	190,105	206,070
Deferred income taxes	85,982	91,673
Other long-term liabilities	5,332	4,099
Total liabilities	387,732	405,579
Stockholders’ equity:
Common stock	61	59
Additional paid-in capital	560,872	532,182
Retained earnings	61,005	9,597
Treasury - common stock	(86)	(86)
Total stockholders’ equity	621,852	541,752
Total liabilities and stockholders’ equity	$1,009,584	$947,331

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net cash provided by (used in) operating activities	$5,847	$1,772	$4,161	$(15,383)
Net cash used in investing activities	(4,236)	(4,893)	(14,218)	(10,894)
Net cash provided by financing activities	3,618	6,299	15,759	8,285
Net increase (decrease) during period in cash	5,229	3,178	5,702	(17,992)
Cash and cash equivalents at the beginning of the period	30,732	782	30,259	21,952
Cash and cash equivalents at the end of the period	$35,961	$3,960	$35,961	$3,960

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated Adjusted Operating Income

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except for per share amounts)

(Unaudited)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). We have included the non-GAAP measures of Adjusted operating income, EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, from Operating income, Net income and Net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the non-GAAP financial measures of Adjusted operating income to Operating income, Adjusted net income to Net income, Adjusted net income per diluted share to Net income per diluted share, and EBITDA and Adjusted EBITDA to Net income, in each case the most directly comparable GAAP measure.

Adjusted net income and Adjusted net income per diluted share give effect, net of tax, to transaction related expenses and loss on extinguishment of debt, which may not occur with the same frequency or magnitude in future periods. Adjusted operating income also gives effect to transaction related expenses.  We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for non-cash stock based compensation expense, non-cash purchase accounting items, and transaction related expenses, which we do not consider representative of our ongoing operating performance.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to Adjusted operating income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Operating income	$18,647	$13,938	$61,611	$46,266
Transaction related expenses	586	-	1,736	322
Adjusted operating income	$19,233	$13,938	$63,347	$46,588

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Adjusted Net Income and Adjusted Net Income Per Diluted Share

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

 (Unaudited)

Reconciliation of GAAP net income to Adjusted net income

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net income	$10,461	$6,762	$35,344	$19,775
Transaction related expenses	586	-	1,736	322
Loss on extinguishment of debt	-	-	-	2,351
Adjustment to provision for income taxes (1)	(230)	-	(673)	(986)
Adjusted net income	$10,817	$6,762	$36,407	$21,462

(1)
The effective tax rate used for the provision for income taxes was 39.3% for the thirteen weeks ended October 29, 2016, 38.1% for the thirteen weeks ended October 31, 2015, 36.5% for the thirty-nine weeks ended October 29, 2016 and 37.5% for the thirty-nine weeks ended October 31, 2015.  The adjustment to the provision for income taxes includes the tax effect for the transaction related expenses and loss on extinguishment of debt.

Reconciliation of Adjusted net income per diluted share

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Net income per share, diluted	$0.17	$0.11	$0.57	$0.37
Adjustments	0.01	-	0.02	0.03
Adjusted net income per share, diluted (1)	$0.17	$0.11	$0.59	$0.40

Weighted-average common shares outstanding, diluted	62,515	60,704	62,247	54,102

(1)	Totals may not foot due to rounding

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information – Consolidated EBITDA, and Adjusted EBITDA and Key Statistics

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

Reconciliation of net income to EBITDA and Adjusted EBITDA

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net income	$10,461	$6,762	$35,344	$19,775
Interest expense, net	1,405	3,289	4,540	12,286
Loss on extinguishment of debt	-	-	-	2,351
Depreciation and amortization expenses	2,669	2,358	7,770	6,901
Income tax expense	6,781	3,887	21,727	11,854
EBITDA	21,316	16,296	69,381	53,167
Non-cash stock based compensation expense	1,707	1,372	4,979	3,667
Non-cash purchase accounting items	(22)	(65)	(112)	(232)
Transaction related expenses	586	-	1,736	322
Adjusted EBITDA	$23,587	$17,603	$75,984	$56,924

Key Statistics

	Thirteen weeks ended		Thirty-nine weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015

Number of stores open at the beginning of period	216	187	203	176
New stores openings	16	13	29	25
Store closings	-	-	-	(1)
Number of stores open at end of period	232	200	232	200

Average net sales per store (1)	$903	$904	$2,839	$2,802
Comparable stores sales change	1.8%	3.2	3.7%	6.5%
Comparable store count – end of period	186	165	186	165

(1)	Average net sales per store represents the weighted average of total net sales divided by the number of stores open, in each case at the end of each week in a fiscal quarter.